                                   Exhibit 10


                  CREDIT AGREEMENT dated as of June 22, 1998, among ONE PENN PLAZA, LLC, as Borrower, the LENDERS party hereto, THE CHASE MANHATTAN BANK, as Administrative Agent, CHASE SECURITIES, INC., as Arranger and the CO-AGENTS party hereto.

                  The parties hereto agree as follows:

                                    ARTICLE 1

                                   Definitions

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR" when used in reference to the Loan, refers to whether the Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Adjusted LIBO Rate" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                  "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Agreement" means this Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

                  "Applicable Rate" means 1.25%

                  "Arranger" means Chase Securities, Inc., in its capacity as arranger for the Lenders hereunder.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                  "Assignment of Leases" means the Assignment of Leases and Rents dated as of the date of this Agreement made by the Borrower in favor of the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Available Commitment" means, as to any Lender on a particular date during the Commitment Period, an amount equal to the difference between (a) such Lender's Commitment and (b) the aggregate amount of all advances of such Lender's Commitment made prior to such date.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "Borrower" means One Penn Plaza, LLC, a New York limited liability company.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                  "Cash Collateral Agreement" means the Cash Collateral Agreement to be entered into by the Borrower and the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Change in Control" means the occurrence of any of the following: (i) the Guarantor ceases to own 100% of the membership interests in the Borrower or (ii) Vornado Realty Trust or its successor by merger or consolidation ceases to be the sole general partner in the Guarantor.

                  "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.07(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement.

                  "Co-Agents" means the Persons designated on the signature pages hereto as a "Co-Agent".

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commitment" means, with respect to each Lender, the commitment of such Lender to make a portion of the Loan to the Borrower, expressed as an amount representing the maximum aggregate amount of such Lender's Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01 (which schedule is subject to change from time to time after the Effective Date as and when additional Persons become Lenders and/or pursuant to permitted assignments by Lenders), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

                  "Commitment Period" shall mean the period from and including the Effective Date to and including August 31, 1998 or such earlier date as the Commitment shall terminate as provided herein.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Credit Exposure" means, with respect to any Lender at any time, the outstanding principal amount of such Lender's portion of the Loan.

                  "Debt Service Coverage Ratio" means, as of the last day of any fiscal period of Borrower, the ratio of (a) Net Operating Income for the applicable DSCR Period ending on such date to (b) all principal and interest payments made during the applicable DSCR Period ending on such date. For purposes of this definition, (i) "fiscal period of Borrower" means any fiscal quarter ending on March 31, June 30, September 30 or December 31 and any fiscal year ending on December 31 and (ii) any calculation of Debt Service Coverage Ratio shall be calculated as of the last day of the fiscal period of Borrower which immediately precedes the date of calculation.

                  "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Default Rate" shall have the meaning given to such term in
Section 2.05(b).

                  "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

                  "dollars" or "$" refers to lawful money of the United States of America.

                  "DSCR Period" means (i) for purposes of Section 2.02 hereof, a period of the twelve consecutive calendar months immediately preceding the last day of the applicable fiscal period of the Borrower and (ii) for purpose of
Section 6.06 hereof and the OP Guarantee, a period of the six consecutive calendar months immediately preceding the last day of the applicable fiscal period of the Borrower.

                  "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the funding of the Initial Advance occurs.

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Government Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

                  "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Eurodollar" when used in reference to the Loan or any portion of the Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                  "Event of Default" has the meaning assigned to such term in
Article VII.

                  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.11(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.09(e).

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Financial Officer" means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "GAAP" means generally accepted accounting principles in the United States of America.

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Ground Leases" mean the collective reference to each Mortgaged Lease described on Exhibit B to the Mortgage.

                  "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposits in the ordinary course of business.

                  "Guarantor" means Vornado Realty L.P., a Delaware limited partnership.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  "Hedging Agreement" means one or more interest rate swap agreements or other interest rate protection agreements reasonably satisfactory to the Administrative Agent in an aggregate notional amount equal to outstanding principal amount of the Loan between the Borrower and Chase or a financial institution reasonably acceptable to the Administrative Agent which limits the effective "all-in" interest expense of Borrower respecting the Loan at a rate equal to 9.75% per annum for the period commencing on the Effective Date and ending on December 31, 1999 and at a rate equal to 10.25% per annum during the period thereafter.

                  "Improvements" shall have the meaning given to such term in the Mortgage.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than obligations upon which interest charges may be incurred under contracts entered into in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes.

                  "Initial Advance" shall mean the initial advance of the Loan in the principal amount of $93,200,000.

                  "Interest Payment Date" means the day in each calendar month during the term of the Loan which numerically corresponds to the date which is the first day of the first Interest Period; provided that (i) if any Interest Payment Date would occur on a day other than a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month in which case such Interest Payment Date shall be on the next preceding Business Day and (ii) if any Interest Payment Date shall be the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the following calendar month), then the immediately succeeding Interest Payment Date shall be the last Business Day in the immediately succeeding calendar month. For purposes of this Agreement, the period of time between any two consecutive Interest Payment Dates during the term of this Agreement shall be deemed to be a period of one month.

                  "Interest Period" means with respect to any Eurodollar Loan, each one, two, three, or six month period during the term of this Agreement relating to an available one, two, three or six month Adjusted LIBO Rate under this Agreement, the first of which periods commences on the Effective Date and each of which periods ends on the day numerically corresponding to the Effective Date in the last calendar month of such Interest Period; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Loan shall be the date on which such Loan is made.

                  "Leases" means all leases and other agreements (other than the Ground Leases) of any portion of the Premises now or hereafter entered into, including all renewals entered into in accordance with the terms thereof.

                  "Lenders" means the Person or Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and

Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

                  "LIBO Rate" means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Loan" means the loan in the aggregate principal amount of up to $275,000,000 made by the Lenders to the Borrower pursuant to this Agreement.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or of the Guarantor, which affects the ability of the Borrower or the Guarantor to perform any of its obligations under this Agreement or the other Transaction Documents, (b) the rights of or benefits available to the Lenders under this Agreement or the other Transaction Documents or (c) the value, use or operation of the Mortgaged Property.

                  "Maturity Date" means June 22, 2002.

                  "Mortgage" means the Mortgage and Mortgage Consolidation, Modification and Extension Agreement dated as of the date of this Agreement made by Borrower to Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time, including, without limitation, pursuant to
Section 4.02(a)(iii).

                  "Mortgaged Property" shall have the meaning given to such term in the Mortgage.

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Net Operating Income" means for any period, the excess of (a) Operating Revenues for such period over (b) Operating Expenses for such period.

                  "Note" means the collective reference to each promissory note that may be assigned to The Chase Manhattan Bank and thereafter severed into separate notes to be acquired by each Lender and modified so that each note as so acquired and modified shall be made by Borrower payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form annexed hereto as Exhibit B, and any replacements and substitutions thereof.

                  "OP Guarantee" means the Guarantee dated as of the date of this Agreement made by the Guarantor in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

                  Operating Expenses: For any period, all expenses incurred by the Borrower for such period in connection with the ownership, operation, maintenance and occupancy of the Premises as a Class A office building in New York, New York, determined on the basis of sound cash basis accounting practices consistently applied, including, without limitation, the following (but without duplication of any item): (A) real estate taxes and assessments; (B) personal property taxes; (C) sales taxes, to the extent applicable; (D) ground rent payable under the Ground Leases; (E) charges of utilities and operating costs of air conditioning and heating for the Improvements; (F) management fees due and payable under any management contract but not less than the fees then being charged by managers of similar office buildings in New York, New York; (G) wages and salaries of employees (but not above the level of the on-site building manager) actually engaged in the operation and management of the Premises, but at least at prevailing wage rates in New York, New York, from time to time for employees of the type or types in question, and including employers' social security taxes and other taxes levied on or with respect to such wages or salaries and insurance and pension benefits and the like; (H) premiums payable under insurance policies (which, in the case of any policies covering multiple properties, shall be allocated to the Premises pro rata in proportion to the insured value of the properties covered by such policies); (I) accounting, audit and legal fees reasonably incurred by the Borrower in connection with the operation and management of the Premises and compliance with the terms of the Transaction Documents; (J) repair and maintenance expenses; (K) expenses for grounds; (L) security costs; (M) costs incurred under cleaning and other service contracts; (N) costs incurred in providing overtime services to tenants pursuant to Leases; (O) leasing commissions; and (P) costs of tenant improvements. The following shall be excluded from the definition of Operating Expenses: (1) any capital expenditures (other than as provided in (O) and (P) above); (2) foreign, United States federal, state and local income taxes, franchise taxes or other taxes based on income; (3) depreciation, amortization and any other non-cash deductions of the Borrower for income tax or financial reporting purposes; (4) payments made in respect of principal of or interest on or charges related to the Loan or any other Indebtedness of the Borrower, other than Indebtedness permitted pursuant to the terms of Section 6.01 hereof; (5) except to the extent expressly included above, nonrecurring and other extraordinary items not expected to be incurred on an annual basis; and (6) amounts funded from insurance or condemnation proceeds which are applied to repair or restoration of the Premises.

                  Operating Revenues: For any period, all gross income, revenues and consideration, of whatever form or nature, received by or paid to or for the account or benefit of the Borrower, determined on the basis of sound cash basis accounting practices applied on a consistent basis, including, without limitation, the following (but without duplication of any item) paid by or on behalf of lessees, sublessees and sub-sublessees under the Leases to or for the account or benefit of the Borrower: (A) gross fixed, minimum and guaranteed rents; (B) overage, additional, participation, and similar rents; (C) amounts paid pursuant to escalation provisions or on account of maintenance or service charges, taxes, assessments, utilities, air conditioning and heating (including amounts paid on account of overtime services), and other administrative, management, operating and maintenance expenses for the Premises; (D) late charges and interest payable under Leases; (E) amounts attributable to the subleasing of space or assignment of Leases; and (F) payments received as consideration for cancellation or termination of Leases, amortized over the remaining term of such Leases as if such Leases had not been cancelled or terminated. In addition, Operating Revenues shall include amounts received by or for the account or benefit of the Borrower on account of any of the following:
(1) rents and receipts from licenses, concessions, vending machines and similar items; (2) parking fees and rentals; and (3) other fees, charges or payments not denominated as rental of office, retail, storage, parking or other space in the Premises. Notwithstanding anything included within the above definition of "Operating Revenues," there shall be excluded from Operating Revenues amounts received on account of any of the following: (w) any security or other deposits of tenants unless and until they are actually applied to rents owed; (x) payments received as consideration in whole or in part for the modification, extension or renewal of Leases or on account of any default by any lessees, sublessees and sub-sublessees under Leases; (y) any condemnation or insurance proceeds (other than rent or business interruption insurance proceeds or any award for a temporary taking); and (z) any extraordinary or nonrecurring items of revenue.

                  "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                  "Permitted Encumbrances" shall have the meaning given to such term in the Mortgage.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Premises" shall have the meaning given to such term in the Mortgage.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Register" has the meaning set forth in Section 9.04.

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Rents" shall have the meaning given to such term in the Mortgage.

                  "Required Lenders" means, at any time, Lenders having Credit Exposures representing more than 66 2/3% of the sum of the total Credit Exposures at such time or, if no Credit Exposure is outstanding, Lenders having Commitments representing more than 66 2/3% of the sum of the total Commitments.

                  "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loan shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Title Company" means the collective reference to Stewart Title Insurance Company, Fidelity National Title Insurance Company, Old Republic Title Insurance Company and First American Title Insurance Company, as co-insurers.

                  "Transaction" means the execution, delivery and performance by the Borrower of this Agreement and the other Transaction Documents and the borrowing of the Loan.

                  "Transaction Documents" means this Agreement, the Mortgage, the Assignment of Leases, the Cash Collateral Agreement, the OP Guarantee and the other documents or instruments executed or delivered by the Borrower, the Guarantor or any other Person in connection with the Transaction.

                  "Type" when used in reference to any Loan, refers to whether the rate of interest on such Loan, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

                  "Vornado Realty Trust" means Vornado Realty Trust, a Maryland real estate investment trust.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                                   ARTICLE II

                                    The Loan

                  SECTION 2.01. Commitments; Procedure for Borrowing. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make advances of a portion of the Loan to the Borrower from time to time during the Commitment Period up to the amount of its respective Commitment. The Loan shall be made in not more than five advances from the Lenders, but only during the Commitment Period. The Initial Advance shall be made upon satisfaction of all conditions set forth in Section 4.01 and the balance of the proceeds of the Loan shall be disbursed to the Borrower upon satisfaction of all conditions set forth in Section 4.02.

                  (b) The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent notice, which notice shall be irrevocable with respect to Eurodollar Loans and which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (x) with respect to Eurodollar Loans, three Business Days prior to the requested borrowing date or (y) with respect to ABR Loans, one Business Day prior to the requested borrowing date, in each case specifying (i) the amount and Type of the requested Loan, (ii) the requested borrowing date and (iii) with respect to Eurodollar Loans, the length of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount not less than $5,000,000 and in a whole multiple of $100,000. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower, or as otherwise directed by Borrower, prior to 12:00 Noon, New York City time, on the borrowing date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

                  SECTION 2.02. Repayment of Loan; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender consecutive monthly installments in the amount of $1,000,000 each, in reduction of the principal balance of the Loan, commencing on the third anniversary of the Effective Date, and on each Interest Payment Date thereafter through and including the Interest Payment Date immediately preceding the Maturity Date; provided, however, that, if on any Interest Payment Date on which an installment of principal is due (i) the Debt Service Coverage Ratio equals or exceeds 1.3 to 1, as determined by the Administrative Agent and
(B) no Event of Default shall have occurred and be continuing, then the Administrative Agent, may, in its sole discretion, deposit the installment of principal paid by the Borrower pursuant to this Section 2.02(a) into a cash collateral account established pursuant to the Cash Collateral Agreement to be held by the Administrative Agent as security for the Loan.

                  (b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender on the Maturity Date the then unpaid principal amount of the Loan together with all interest accrued and unpaid and all other sums then owing hereunder and under any other Transaction Document.

                  (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the portion of the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the portion of the Loan made by each Lender hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement.

                  (f) The Borrower shall, at the request of the Administrative Agent, prepare, execute and deliver to each Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

                  SECTION 2.03. Prepayment of Loan. (a) The Borrower shall not have any right to prepay the Loan prior to the first anniversary of the Effective Date. From and after the first anniversary of the Effective Date, the Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part, subject to prior notice in accordance with paragraph
(b) of this Section.

                  (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loan or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of the Loan shall be in an aggregate amount that is not less than $5,000,000 and is a multiple of $500,000. Each prepayment of the Loan shall be applied ratably among the Lenders but otherwise in the manner and proportion as determined by the Administrative Agent in its sole discretion. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.05 and any payments required by Section 2.08. Amounts repaid pursuant to this Section may not be reborrowed and shall be applied to installments of principal of the Loan in the inverse order of their scheduled maturities.

                  SECTION 2.04. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of each Lender, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent. All such fees shall be paid on the dates due, in immediately available funds.

                  SECTION 2.05. Interest. (a) From and including the first day of the first Interest Period to, but not including, the last day of the last Interest Period during the term of this Agreement, the entire principal balance of the Loan shall, except, as specifically set forth in this Agreement to the contrary, bear interest at one of the available Adjusted LIBO Rates plus the Applicable Rate. The available Adjusted LIBO Rates shall consist of a one-month Adjusted LIBO Rate, a two-month Adjusted LIBO Rate, a three-month Adjusted LIBO Rate and a six-month Adjusted LIBO Rate. The Borrower shall have the right to select the applicable available Adjusted LIBO Rate to be added to the Applicable Rate to determine the interest rate applicable to Eurodollar Loans, provided such selection is made in writing to the Administrative Agent at least three (3) Business Days prior to the first day of the Interest Period to which such selection is to apply. In the event no such selection is made within such three
(3) Business Day period, the Borrower shall be deemed to have irrevocably selected a one-month Adjusted LIBO Rate.

                  (b) Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after expiration of any grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum (the "Default Rate") equal to (i) in the case of overdue principal, 4% plus the rate otherwise applicable thereto or (ii) in the case of any other amount, 4% plus the Alternate Base Rate.

                  (c) Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

                  (d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                  (e) Notwithstanding anything to the contrary contained herein, at all times that interest is not accruing at an available Adjusted LIBO Rate plus the Applicable Rate pursuant to the provisions of Section 2.05(a), interest shall accrue on the entire principal balance of the Loan at the Alternate Base Rate, except that (i) from and after the Maturity Date or sooner acceleration of the Loan, the entire principal balance of the Loan shall bear interest at the Default Rate and (ii) interest may accrue at the Alternate Base Rate on a portion of the Loan which is initially made as an ABR Loan pursuant to Section 2.01(b) hereof.

                  (f) The Borrower shall have the option to select up to, but not in excess of, three (3) Adjusted LIBO Rates to take effect on any given Interest Payment Date. The Borrower shall make such election by written notice given to the Administrative Agent at least four (4) Business Days prior to each Interest Payment Date, which shall be the last day of a previously selected Adjusted LIBO Rate period, in which notice the Borrower shall specify the Adjusted LIBO Rates so selected by the Borrower and the respective portions of the principal balance of the Loan to which such Adjusted LIBO Rates are to respectively pertain, it being agreed that:

                  (i) the minimum portion of the principal balance of the Loan to which any such Adjusted LIBO Rate may pertain shall be an amount sufficient to give each Lender at least a $500,000.00 share of each portion of the principal balance of the Loan bearing interest at a particular Adjusted LIBO Rate;

                  (ii) each such Adjusted LIBO Rate so selected by the Borrower shall be applicable to the portion of the principal balance of the Loan to which it pertains from and including the first day of the applicable Interest Period to, but not including, the last day of the Interest Period applicable to such Adjusted LIBO Rate; and

                  (iii) the Borrower shall not have the right to exercise its option pursuant to this provision as of any given Interest Payment Date if the effect thereof would be to cause more than three (3) different Adjusted LIBO Rate periods to be in effect with respect to the principal balance of the Loan at any given time during the term of this Agreement.

                  SECTION 2.06. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

                  (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining its (or their) portion of the Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, such portion or portions of the Loan shall bear interest at the Alternate Base Rate.

                  SECTION 2.07. Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

                  (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loan made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as such Lender shall determine in good faith to be sufficient to compensate such Lender, for such additional costs incurred or reduction suffered.

                  (b) If any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on any Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

                  (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

                  SECTION 2.08. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant to this Agreement, (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.11, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount equal to the excess, if any, of the net present value (discounted at the rate that such Lender would bid on such amount for a deposit of comparable period and amount in the interbank eurodollar market) of (i) the amount of interest that would have accrued on the amount so prepaid, assigned or not so borrowed for the period from the date of such prepayment, assignment or of such failure to borrow to the last day of such Interest

Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loan provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that such Lender would bid on such amount in the interbank eurodollar market by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate upon receipt thereof.

                  SECTION 2.09. Taxes. (a) Any and all payments by or an account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative

Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                  SECTION 2.10. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or under Section 2.07, 2.08 or 2.09, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 380 Madison Avenue, New York, New York, except that payments pursuant to Sections 2.07, 2.08, 2.09 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

                  (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                  (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its respective portion of the Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loan of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portion of the Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in the Loan to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                  (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

                  (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Section until all such unsatisfied obligations are fully paid.

                  SECTION 2.11. Mitigation Obligations; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.07, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its portion of the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.07 or 2.09, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender requests compensation under Section 2.07, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09, or if any Lender defaults in its obligation to fund its share of the Loan hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, if such assignee is not already a Lender, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its share of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.07 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.


                                   ARTICLE III

                         Representations and Warranties

                  The Borrower represents and warrants to the Lenders that:

                  SECTION 3.01. Organization; Powers. The Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and to carry on its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (ii) is qualified to do business in, and is in good standing in, New York and every other jurisdiction where such qualification is required.

                  SECTION 3.02. Authorization; Enforceability. The Transaction is within the Borrower's powers and has been duly authorized by all necessary action. This Agreement and the other Transaction Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  SECTION 3.03. Governmental Approvals; No Conflicts. The Transaction (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than the Liens for the benefit of the Lenders pursuant to the Transaction Documents).

                  SECTION 3.04. Financial Condition; No Material Adverse Change.
(a) The Borrower and the Guarantor have heretofore furnished to the Lenders their consolidated balance sheets and statements of income, and cash flows for the period commencing on February 9, 1998 through March 31, 1998, certified by their Financial Officers. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Guarantor as of such dates and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

                  (b) Since March 31, 1998, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or the Guarantor, individually or taken as a whole.

                  SECTION 3.05. Properties. The Borrower has good and valid title to the leasehold estate in the Premises, except for the Permitted Encumbrances and the Leases, and has good title to, or valid leasehold interests in, all other property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

                  SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Guarantor (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transaction or (iii) that involve the Mortgaged Property that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

                  (b) Except for the Disclosed Matters, the Borrower (i) has complied in all material respects with all Environmental Laws or has obtained, maintained or complied in all material respects with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (iii) has not received notice of any claim with respect to any Environmental Liability which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (iv) has no knowledge of any basis for any Environmental Liability which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

                  (c) As of the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

                  SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Guarantor is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, does not result in a Material Adverse Effect. No material Default has occurred and is continuing.

                  SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor the Guarantor is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 3.09. Taxes. Each of the Borrower and the Guarantor has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Affiliate, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so does not result in a Material Adverse Effect.

                  SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.
87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

                  SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Affiliates is subject, and all other matters known to it, that, individually or in the aggregate, will result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                  SECTION 3.12. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's computer systems and (ii) equipment used in the operation of the Improvements containing embedded microchips (including systems and equipment supplied by others or with which Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by January 1, 1999. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect.

                  SECTION 3.13. Ground Leases. The Borrower has not received any notice of default under any Ground Lease.

                                   ARTICLE IV

                                   Conditions

                  SECTION 4.01. Effective Date. The obligations of the Lenders to make the Initial Advance of the Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

                  (a) The Administrative Agent (or its counsel) shall have received:

                  (i) Either (A) a counterpart of this Agreement and the other Transaction Documents, signed on behalf of each party hereto and thereto or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement or such Transaction Documents) that each party herein or therein has signed a counterpart of this Agreement or such Transaction Documents.

                  (ii) A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Proskauer Rose LLP, counsel for the Borrower and the Guarantor, in a form satisfactory to the Administrative Agent, and covering such other matters relating to the Borrower and the Guarantor, this Agreement, the other Transaction Documents or the Transaction as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

                  (iii) Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Guarantor, the authorization of the Transaction and any other legal matters relating to the Borrower and the Guarantor, this Agreement, the other Transaction Documents or the Transaction, all in form and substance satisfactory to the Administrative Agent and its counsel.

                  (iv) All fees and other amounts due and payable to the Administrative Agent and the Lenders on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including, without limitation, attorneys' fees and expenses) required to be reimbursed or paid by the Borrower hereunder or under any other agreement between the Administrative Agent and the Borrower.

                  (v) A mortgagee's policy of title insurance or satisfactory evidence of Title Company's unconditional obligation to issue such a policy, dated the Effective Date, with co-insurance and reinsurance agreements acceptable to the Administrative Agent (the "Title Insurance Policy"). Such Title Insurance Policy shall (i) be in the amount of the Loan; (ii) be issued at ordinary rates; (iii) insure the Administrative Agent that the Mortgage creates a valid Lien on the Mortgaged Property, free and clear of all defects and encumbrances, except for the Permitted Encumbrances; (iv) be in the form of policies providing the Agent with the broadest coverage that is then offered by Title Company to mortgagees of properties located in the City of New York and State of New York and that is otherwise satisfactory to the Administrative Agent; (v) provide full coverage against mechanics' liens and against survey exceptions not specified as Permitted Encumbrances; and (vi) contain such other endorsements and affirmative coverage as the Administrative Agent may request. The Administrative Agent shall be furnished with copies of all documents that appear as exceptions in the Title Insurance Policy and shall receive evidence satisfactory to the Administrative Agent that all premiums in respect of such Title Insurance Policy have been paid.

                  (vi) A survey of the Premises (current to within 60 days of the Effective Date), certified to the Administrative Agent and the Lenders by an independent professional licensed land surveyor satisfactory to the Administrative Agent, which survey shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Title Association and the American

         Congress on Surveying and Mapping in 1988. Without limiting the generality of the foregoing, there shall be surveyed and shown on such survey the following: (i) the locations of all buildings and other structures, if any, on the Premises and the established building setback lines; (ii) the lines and the width of streets abutting the Premises; (iii) all access and other easements appurtenant to or necessary to the use of the Premises; (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the Premises, whether recorded, apparent from a physical inspection of the Premises or otherwise known to the surveyor; (v) any party walls with structures on adjoining property any encroachments on any adjoining property by the building structures and improvements on the Premises; and (vi) if the Premises is described by reference to a filed map, a legend relating the survey to such map.

                  (vii) Policies or certificates of insurance required by the Mortgage and any of the other Transaction Documents, accompanied by evidence of the payment of the premiums for such policies, with mortgagee loss payable endorsements naming the Administrative Agent and the Lenders as loss payees and additional insureds and confirmation by the Administrative Agent's insurance consultant that the insurance in place complies with all requirements of the Mortgage.

                  (viii) A Phase I environmental assessment, a building condition report and an asbestos maintenance and operation plan with respect to the Premises, each in form and substance reasonably satisfactory to the Administrative Agent in its sole discretion.

                  (ix) The results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower or the Guarantor.

                  (x) An appraisal which complies in all respects with the standards for real estate approvals established pursuant to the Financial Institutions Reform and Enforcement Act of 1989 dated within 60 days prior to Effective Date which shall indicate a value for the Mortgaged Property of not less than $400,000,000.

                  (xi) (A) Tenant estoppel certificates in form and substance satisfactory to the Administrative Agent duly executed by tenants under Leases as set forth on Schedule 4.01A hereto, (B) ground lessor estoppel certificates in form and substance satisfactory to the Administrative Agent duly executed by the ground lessor under each Ground Lease and (C) subordination, non-disturbance and attornment agreements in form and substance satisfactory to the Administrative Agent duly executed by tenants under Leases as set forth on Schedule 4.01B hereto or, if such agreements are not delivered, the Title Company does not take exception for such Leases on Schedule B to the Title Insurance Policy.

                  (xii) Copies of all existing contracts providing for the management, maintenance, operation or leasing of the Premises, together with, in each case, such collateral assignments as the Administrative Agent may require.

                  (b) No circumstances shall exist which would constitute a material Default under this Agreement or any other Transaction Document.

                  (c) All representations and warranties made by Borrower and the Guarantor in this Agreement and each other Transaction Document are true and correct in all material respects.

                  (d) All other conditions of the Administrative Agent for the funding of the Loan shall have been met to the satisfaction of the Administrative Agent.

                  The Effective Date shall be deemed to have occurred upon the full execution and delivery of the Transaction Documents and the funding by the Lenders of the Loan.

                  SECTION 4.02. Subsequent Advances. The obligations of the Lenders to make advances of all or any portion of the balance of the Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

                  (a) The Administrative Agent (or its counsel) shall have received:

                  (i) A continuation or endorsement of the Title Insurance Policy, which continuation or endorsement shall state that since the disbursement of the Initial Advance there have been no changes in the state of title to the Premises and that there are no additional survey exceptions not previously approved by the Lender and shall increase the amount of the Title Insurance Policy by an amount equal to all or the portion of the balance of the Loan being advanced.

                  (ii) If requested by the Administrative Agent, evidence that all past and current taxes and assessments then due which are applicable to the Premises have been paid prior to the same becoming delinquent.

                  (iii) Notes and mortgages in the amount of the advance (which may be assigned to Administrative Agent as provided below), and an amendment and consolidation of the Mortgage which shall increase the principal amount of the indebtedness secured thereby by the amount of the advance.

                  (iv) Evidence satisfactory to the Administrative Agent that all premiums in respect of the increase to the amount of insurance provided by the Title Insurance Policy, and the mortgage recording tax, have been paid.

                  (v) All fees and other amounts due and payable to the Administrative Agent and the Lenders on or prior to the date of such advance, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including, without limitation, attorneys' fees and expenses) required to be reimbursed or paid by the Borrower hereunder or under any other agreement between the Administrative Agent and the Borrower.

                  (b) No circumstance shall exist which would constitute a material Default under this Agreement or any other Transaction Document.

                  (c) All representations and warranties made by Borrower and the Guarantor in this Agreement and each other Transaction Document are true and correct in all material respects.

                  (d) The Improvements shall not have been materially damaged by fire or other casualty unless there shall have been received by the Administrative Agent, or a person approved by the Administrative Agent, insurance proceeds sufficient in the judgment of the Administrative Agent, to effect satisfactory restoration of the Improvements.

                  (e) All other conditions of the Administrative Agent for the funding of the Loan shall have been met to the satisfaction of the Administrative Agent.

         The Administrative Agent agrees to cooperate with the Borrower in accepting mortgages by assignment and in executing necessary documentation in connection therewith, provided, that all such mortgages and documentation shall be satisfactory to the Administrative Agent.

                                    ARTICLE V

                              Affirmative Covenants

                  Until the principal of and interest on the Loan and all fees and other sums payable hereunder or under any other Transaction Document shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

                  SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, with additional copies thereof for each Lender, the following:

                  (a) Within 90 days after the end of each fiscal year of the Borrower, the Borrower shall furnish (i) the Borrower's and the Guarantor's audited consolidated balance sheets and related statements of operations, partnership accounts and cash flows as of the end of and for such year, reported on by an independent public accountant of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) and (ii) financial statements for such year containing a fully itemized statement of profit and loss and of surplus and a balance sheet covering the operation of the Mortgaged Property, setting forth in each case in comparative form the figures for the previous fiscal year to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Affiliates on a consolidated basis, and the Mortgaged Property, as applicable, in accordance with GAAP consistently applied.

                  (b) Within 45 days after the end of each calendar quarter of each fiscal year of the Borrower, the Borrower shall furnish (i) the Borrower's and the Guarantor's unaudited consolidated balance sheets and related statements of operations, partnership accounts and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and (ii) a financial statement for such calendar quarter containing a fully itemized statement of profit and loss and of surplus and a balance sheet covering the operation of the Mortgaged Property, set forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) each previous fiscal year, presenting fairly in all material respects the financial condition and results of operations of the Borrower and is consolidated Affiliates on a consolidated basis, and the Mortgaged Property, as applicable, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

                  (c) Concurrently with each delivery of financial statements under clause (b) above, the Borrower shall furnish a certificate of a Financial Officer of the Borrower (i) certifying to the best of such Financial Officer's actual knowledge as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action or proposed to be taken with respect thereto, (ii) certifying that the financial statements delivered under clause (b) above are true and correct in all material respects, (iii) certifying, with a reasonably detailed calculation annexed, the Debt Service Coverage Ratio for each calendar quarter to which such financial statements relate, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section

         3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

                  (d) On or before December 15 of each calendar year commencing on December 15, 1998, the Borrower shall furnish an annual operating budget in respect of the Mortgaged Property for the ensuing calendar year (each an "Annual Operating Budget"). Each Annual Operating Budget shall (a) be consistent with an operating budget for a Class A office building in New York, New York and (b) present a reasonably full and complete representation of all costs, expenses and fees which the Borrower, after diligent inquiry and analysis by the Borrower, expects to pay or to become obligated to pay in connection with capital expenditures, the construction of tenant improvements, demolition work, leasing costs, alterations, operating expenses, interest and amortization on the Loan, and all other reasonably projected costs and expenses in connection with the Mortgaged Property. The Borrower shall operate the Mortgaged Property in conformity with each Annual Operating Budget (subject to reasonable modifications thereto if required) in all material respects, and shall from time to time, promptly following any request therefor by the Administrative Agent, furnish to the Administrative Agent reasonable evidence of material compliance therewith.

                  (e) Within 45 days after the end of each calendar quarter, the Borrower shall furnish a rent roll, in form and detail satisfactory to the Administrative Agent, and a leasing status report advising the Administrative Agent of the status of all prospective leasing at the Mortgaged Property, certified as true and complete by a Financial Officer of the Borrower.

                  (f) Within 30 days following each request therefor, the Borrower shall furnish such other information regarding the operations, business affairs and financial condition of the Borrower or the Guarantor, or evidencing compliance with the terms of this Agreement and the other Transaction Documents, as the Administrative Agent or any Lender may reasonably request, certified as being true and complete in all material respects by a Financial Officer of the Borrower.

                  SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (with copies to the Administrative Agent for each Lender) prompt written notice of the following:

                  (a) the occurrence of any material Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would result in liability of the Borrower and its Affiliates in an aggregate amount exceeding $500,000; and

                  (d) any other development that results in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause the Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of their business.

                  SECTION 5.04. Payment of Obligations. The Borrower will pay its obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or the Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest will not result in a Material Adverse Effect; provided, however, that the Borrower will pay real estate taxes and assessments, water and sewer rents and other governmental impositions relating to the Mortgaged Property in accordance with the provisions of the Mortgage.

                  SECTION 5.05. Books and Records; Inspection Rights. The Borrower will, and will cause the Guarantor to, keep and maintain, on a fiscal year basis in accordance with GAAP, consistently applied, proper and accurate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause the Guarantor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                  SECTION 5.06. Compliance with Laws. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, however, that the Borrower will comply with all material laws, rules, regulations and orders of any Governmental Authority, including, without limitation, Environmental Laws, applicable to the Mortgaged Property in accordance with the provisions of the Mortgage.

                  SECTION 5.07. Use of Proceeds. The proceeds of the Loan will be used only to refinance the existing indebtedness secured by the Mortgaged Property, to acquire mortgages which will become secured by the Mortgaged Property and to reduce the Guarantor's line of credit, and no part of such proceeds will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.

                  SECTION 5.08. Further Assurances. The Borrower agrees, at its expense, that at any time it will, and will cause the Guarantor to, promptly execute and deliver all instruments and documents, and take all further action that the Administrative Agent may reasonably request, in order to perfect any Lien granted under the Transaction Documents or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder and under the Transaction Documents.

                  SECTION 5.09. Payment of Leasing Commissions and Costs of Tenant Improvements. The Borrower shall pay (i) all costs of tenant improvements required to be paid by the Borrower under Leases executed by the Borrower and
(ii) all leasing commissions payable by the Borrower in connection with the execution of any such Leases.

                  SECTION 5.10. Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders, an annual fee equal to .25% of the Available Commitment from time to time. Such fee shall be payable in equal quarterly installments in arrears, commencing on the Effective Date and on the first Business Day of each quarter thereafter, until the Loan is repaid in full.

                  SECTION 5.11. Management Agreement. The Borrower shall terminate that certain Renting and Management Agreement between Mid-City Associates and Helmsley-Spear, Inc. dated June 1, 1972, as amended by letter agreement dated February 9, 1998, as of February 9, 1999.

                  SECTION 5.12. LIRR Ground Lease. The Borrower shall provide to Administrative Agent evidence in form and substance reasonably satisfactory to Administrative Agent that all "Percentage Rent" (as defined in the Ground Lease with The Long Island Rail Road Company ("LIRR")) payable under the LIRR Ground Lease through March 31, 1998 has been paid. Such evidence shall be delivered to Administrative Agent on or prior to the date which is the earlier of (i) 30 days after the Effective Date or (ii) if LIRR delivers a notice of default under the Ground Lease, within the applicable grace period for curing such default as provided in Section 19 of the LIRR Ground Lease.

                                   ARTICLE VI

                               Negative Covenants

                  Until the principal of and interest on the Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

                  SECTION 6.01. Indebtedness. The Borrower will not create, incur, permit to exist any Indebtedness, except (i) Indebtedness created hereunder, (ii) commercially reasonable unsecured Indebtedness incurred in the ordinary course of business in connection with the operation of the Mortgaged Property and consistent with the Annual Operating Budget (subject to reasonable modifications thereto if required) or (iii) Indebtedness incurred with respect to leases of equipment used in connection with the Premises having annual payments not to exceed $100,000 in the aggregate.

                  SECTION 6.02. Liens. The Borrower will not (i) create, (ii) incur, (iii) permit to exist for longer than 60 days or (iv) assume, any Lien on the Premises or on any other property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a) Permitted Encumbrances;

                  (b) the existing Leases and new Leases permitted under Section
6.07 hereof; and

                  (c) Liens secured by or created by the Transaction Documents.

                  SECTION 6.03. Fundamental Changes. (a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.

                  (b) The Borrower will not engage in any business other than the operation of the Mortgaged Property.

                  SECTION 6.04. Hedging Agreements. The Borrower will not enter into any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, other than the Hedging Agreement.

                  SECTION 6.05. Transaction with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Affiliate than could be obtained on an arm's-length basis from unrelated third parties.

                  SECTION 6.06. Distributions. The Borrower will not make any distributions, repayment of indebtedness, or payment or return of any other sum to or for the benefit of the Guarantor during any fiscal quarter if the Debt Service Coverage Ratio as of the last day of such fiscal quarter occurring (i) during the period commencing on the Effective Date and ending on June 30, 1999 is or will be less than 1.0 to 1 and (ii) during any period thereafter is or will be less than 1.15 to 1.

                  SECTION 6.07. Leases. (a) The Borrower will not, without the prior written consent of the Administrative Agent, make, or suffer to be made, any Leases other than (i) Leases in existence on the date hereof and (ii) Leases which conform with the requirements of Section 6.07(c).

                  (b) The Borrower shall deliver prompt written notice to the Administrative Agent of all new Leases, Lease terminations with respect to any Lease of 50,000 or more rentable square feet and Lease modifications, which notice shall set forth the identity of the tenant, proposed tenant and/or substitute tenant, as the case may be, and all material terms relating to the proposed letting, termination or modification. The Borrower shall, within 15 days after the date of this Agreement, submit to the Lender for its review and approval and the review and approval of its counsel, a standard form of office lease and retail lease, the approval of which shall not be unreasonably withheld or delayed. All Leases of space in the Improvements executed after the date hereof shall be on the form of Lease previously approved by the Administrative Agent and its counsel without substantive modification except for commercially reasonable modifications typically made in the usual and ordinary course of arm's length negotiations of leases of space in improvements comparable to the Improvements and, unless otherwise elected by the Administrative Agent, be subject and subordinate to the Mortgage and to the Lien thereof.

                  (c) In the case of any lease at the Mortgaged Property covering less than 50,000 rentable square feet which is not an Intermediate Lease, the Borrower shall have the right without the Administrative Agent's prior consent and provided no Event of Default has occurred and is continuing:
(A) to terminate or accept a surrender of any such Lease (1) in accordance with its terms upon a default by the tenant thereunder or (2) in connection with the reletting of the space for a rental per square foot at least equal to the applicable rental set forth on Schedule 6.07 attached; (B) to enter into new Leases with tenants, provided that each such lease (1) is substantially in accordance with the form of Lease previously approved by the Administrative Agent and its counsel without substantive modification except for commercially reasonable modifications typically made in the usual and ordinary course of arm's length negotiations of leases of space in improvements comparable to the Improvements, (2) is for a rental per square foot at least equal to the applicable rental set forth on Schedule 6.07 attached, and (3) will not result in a tenant (other than existing tenants pursuant to Leases entered into prior to this Agreement or in accordance with this Agreement) leasing space in the Mortgaged Property under other Leases and the proposed Lease in excess of 50,000 rentable square feet in the aggregate; and (C) to modify any such Lease, but only for a rental per square foot at least equal to the applicable rental set forth on Schedule 6.07 attached, and provided that after giving effect to such modification, such lease continues to be substantially (x) in accordance with the standard form of lease previously approved by the Administrative Agent and its counsel, if such Lease was entered into after the date of this Agreement, without substantive modification except for commercially reasonable modifications typically made in the usual and ordinary course of arm's length negotiations of leases of space in improvements comparable to the Improvements or (y) the same as the form of such Lease prior to such amendment, if such Lease exists on the date of this Agreement, without substantive modification except for commercially reasonable modifications typically made in the usual and ordinary course of arm's length negotiations of leases of space in improvements comparable to the Improvements. The rentals set forth on Schedule 6.07 may be modified each year with the Administrative Agent's prior consent. The Administrative Agent shall either consent or refuse to consent to the proposed modification within 30 Business Days after receipt of such proposed modification to Schedule 6.07. If the Administrative Agent shall fail to respond within such 30 Business Day period, then the Administrative Agent shall be deemed to have consented to such proposed modification.

                  (d) Prior to entering into any Lease with respect to 50,000 or more rentable square feet of space in the Improvements (irrespective of whether the space demised under any such lease or to any such tenant is physically contiguous) or a renewal, amendment or termination of any such Lease, the Borrower shall deliver to the Administrative Agent the following documents (collectively, the "Lease Package"): (A) with respect to such new Lease or renewal, amendment or termination of any such Lease, as the case may be, (x) a signed letter of intent with the proposed tenant or (y) a proposal form prepared by the Borrower and in substantially the form previously approved by the Administrative Agent with respect to such Lease or renewal, amendment or termination of any such existing Lease, as the case may be (such letter of intent or proposal, as the case may be, being referred to herein as the "Major Terms Document"), in each case, containing all the material terms of the proposed Lease or such renewal, amendment or termination thereof, as the case may be, including, without limitation, in the case of a new Lease, the identity of the proposed tenant and (B) with respect to a new Lease, such information with respect to the prospective tenant as shall permit the Administrative Agent and, in the case of a Major Lease, as defined below, the Lenders, to assess such proposed tenant's business, character and creditworthiness.

                  (e) The Borrower shall not enter into any (i) retail Lease with respect to more than 5,000 rentable square feet of space in the Improvements in connection with which a subordination, attornment and non-disturbance agreement is required by the tenant thereunder or (ii) office Lease with respect to more than 25,000 rentable square feet of space in the Improvements in connection with which a subordination, attornment and non-disturbance agreement is required by the tenant thereunder or (iii) Lease with respect to 50,000 or more but less than 125,000 rentable square feet of space in the Improvements (in each case, irrespective of whether the space demised under any such Lease or to any such tenant is physically contiguous) (each such lease, an "Intermediate Lease") or modify, amend (other than ministerial amendments required or contemplated by an Intermediate Lease (including, without limitation, such amendments which are entered into in order to evidence the exercise by the tenant of a renewal, extension or expansion option which is contained in such Intermediate lease)), terminate (except after a default by the tenant thereunder) or accept the surrender of any existing Intermediate Lease without, in each case, first obtaining the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed. With respect to each Intermediate Lease, within ten (10) Business Days after the Administrative Agent shall have received the Lease Package with respect to such Intermediate Lease, the Administrative Agent shall either consent or refuse to consent to such Major Terms Document. If the Administrative Agent shall refuse to consent to the proposed Major Terms Document, then the Administrative Agent shall promptly forward to the Borrower the reasons for such refusal in reasonable detail. If the Administrative Agent shall fail to respond within such ten (10) Business Day period, then the Administrative Agent shall be deemed to have consented to such proposed Major Terms Document.

                  (f) The Borrower shall not enter into any Lease with respect to 125,000 or more rentable square feet of space in the Improvements (irrespective of whether the space demised under any such Lease or to any such tenant is physically contiguous) (each such lease, a "Major Lease") or modify, amend (other than ministerial amendments required or contemplated by a Major Lease (including, without limitation, such amendments which are entered into in order to evidence the exercise by the tenant of a renewal, extension or expansion option which is contained in such Major Lease)), terminate (except after a default by the tenant thereunder) or accept the surrender of any existing Major Lease without, in each case, first obtaining the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed. With respect to each proposed Major Lease or any renewal, amendment or termination of an existing Major lease, the Administrative Agent shall promptly upon receipt deliver a copy of the Lease Package with respect to such Major Lease or such renewal, amendment or termination, as the case may be, to each Lender. Within fifteen (15) Business Days after the Administrative Agent shall have received the Lease Package with respect to such Major Lease, the Required Lenders shall either consent or refuse to consent to the Major Terms Document relating to such Major Lease. If the Required Lenders shall refuse to consent to the proposed Major Terms Document, then the Administrative Agent shall promptly forward to Borrower the reasons for such refusal in reasonable detail. If the Administrative Agent shall fail to respond on behalf of the Lenders within such fifteen (15) Business Day period, then the Required Lenders shall be deemed to have consented to the proposed Major Terms Document with respect to such Major Lease.

                  (g) If the Required Lenders or the Administrative Agent, as the case may be, shall have approved the Major Terms Document with respect to the termination (to the extent consent is required) or surrender of an existing Intermediate Lease or Major Lease, then the Borrower may proceed with such termination or surrender in accordance with the Major Terms Document with respect to such Intermediate Lease or Major Lease. If the Required Lenders or the Administrative Agent, as the case may be, shall have approved the Major Terms Document with respect to a new Intermediate Lease or Major Lease or the amendment (to the extent consent is required) or renewal of an existing Intermediate lease or Major Lease, as the case may be, then the Borrower shall deliver to the Administrative Agent the final draft of the proposed Intermediate Lease or Major Lease or the relevant renewal or amendment documents, as the case may be, in the case of a new Intermediate Lease or Major Lease shall be mechanically marked to show changes between such Intermediate Lease or Major Lease, and the standard form lease approved by the Administrative Agent and its counsel. Within ten (10) Business Days after receipt of the final draft of the proposed Intermediate Lease or Major Lease or the renewal or amendment documents, as the case may be, and provided that Borrower has otherwise complied with the terms of this Section 6.07, the Administrative Agent shall approve or deny approval of such Intermediate Lease or Major Lease or renewal or amendment documents, as the case may be, which approval shall not be unreasonably withheld or delayed, and the approval of the Required Lenders shall not be required. If the Administrative Agent shall fail to respond with in such ten (10) Business Day period, then the Administrative Agent shall be deemed to have consented to such proposed Intermediate Lease or Major Lease or such renewal or amendment of an existing Intermediate Lease or Major Lease, as the case may be.

                  (h) Upon request of Borrower and provided that no Event of Default has occurred and is continuing hereunder, Administrative Agent shall execute and deliver to any tenant a subordination and non-disturbance agreement on behalf of Lenders, in a form satisfactory to Administrative Agent, respecting any Intermediate Lease or Major Lease for which approval has been granted under this Agreement.


                                   ARTICLE VII

                                Events of Default

                  If any of the following events ("Events of Default") shall occur:

                  (a) the Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) the Borrower shall fail to pay any interest on the Loan or any fee or any other amount (other than an amount referred to in clause
         (a) of this Article) payable under this Agreement or any other Transaction Document when and as the same shall become due and payable and such failure shall continue unremedied for a period of five days after such due date;

                  (c) any representation or warranty made or deemed made by or on behalf of the Borrower or the Guarantor in or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, or otherwise in connection with the Transaction, including without limitation, in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Transaction Document or any amendment or modification thereof, shall prove to have been incorrect when made or deemed made;

                  (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's or the Guarantor's existence), 5.07 or 5.12 or in Article VI, provided, that the Borrower's failure to give any notice required pursuant to Section 5.02(a) shall be deemed to be cured upon Borrower's cure of the Default which gave rise to such notice obligation;

                  (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower; provided, that, if such failure cannot reasonably be remedied within such 30 day period, such failure does not give rise to any rights on the part of tenants under Leases to terminate their Leases or otherwise adversely affect the value or use of the Mortgaged Property as a commercial office building, and the Borrower shall have commenced to remedy such failure and shall be diligently and expeditiously proceeding to remedy such failure, such 30 day period shall be extended for so long as it shall require the Borrower in the exercise of due diligence to remedy such failure, but only so long as such delay is not likely to have a Material Adverse Effect;

                  (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or the Guarantor, or their debts, or of a substantial part of their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or the Guarantor or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (g) the Borrower or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or the Guarantor or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (h) the Borrower or the Guarantor shall become unable, admit in writing or fail generally to pay their debts as they become due;

                  (i) one or more judgments for the payment of money (not paid or fully covered by insurance other than reasonable deductibles as to which the relevant insurance company has acknowledged coverage) in an aggregate amount in excess of $500,000 shall be rendered against the Borrower, or in excess of $5,000,000 shall be rendered against the Guarantor, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or the Guarantor to enforce any such judgment;

                  (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, will result in a Material Adverse Effect;

                  (k) any of the Transaction Documents or any material provision of any Transaction Document shall be cancelled, terminated, revoked or rescinded, or any Lien thereof shall cease or lose its priority; or the OP Guarantee shall be cancelled, terminated, revoked or rescinded at any time or for any reason whatsoever or the Guarantor shall be in default after notice, if any, and after the expiration of applicable grace periods, if any, under the OP Guarantee; or any assertion is made by or on behalf of the Borrower or the Guarantor that this Agreement or any other Transaction Document is not legal, valid and binding; or any action at law, suit in equity or other legal proceeding to make unenforceable, or to cancel, revoke or rescind any of the Transaction Documents shall be commenced by or on behalf of the Borrower or the Guarantor, or any court or any Governmental Authority of competent jurisdiction shall make a determination that, or ensure a judgment, order, decree or ruling to the effect that, any one or more of the Transaction Documents is illegal, invalid or unenforceable as to any material terms thereof;

                  (l) an "Event of Default" (as defined in any other Transaction Document) shall occur and be continuing; or

                  (m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, (i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and/or (ii) declare the Loan then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Transaction Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and the Administrative Agent shall, at the direction of the Required Lenders, exercise all rights and remedies available under the Transaction Documents, at law or in equity, including without limitation, foreclosure of the Mortgaged Property; and in case of any event described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Transaction Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


                                  ARTICLE VIII

                            The Administrative Agent

                  (a) Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Transaction Document, together with such actions and powers as are reasonably incidental thereto.

                  (b) The bank serving as the Administrative Agent hereunder and under the other Transaction Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent hereunder and under the other Transaction Documents.

                  (c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Transaction Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Transaction Documents
(ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in the other Transaction Documents, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Transaction Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                  (d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  (e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  (f) The Administrative Agent may resign as Administrative Agent upon thirty (30) days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Transaction Documents, then the Required Lenders shall have the right to appoint a successor after consultation with the Borrower and, if such successor is not already a Lender, after obtaining Borrower's consent, which consent shall not be unreasonably withheld. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                  (g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                  (h) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless
(i) the Administrative Agent has received notice from a Lender or the Borrower describing such Default or Event of Default and stating that such notice is a "notice of default", or (ii) the Administrative Agent has actual notice of such Default or Event of Default. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent shall take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall reasonably deem necessary to protect and preserve the Mortgaged Property and the Lenders' rights and remedies under the Transaction Documents. In no event shall the Administrative Agent be required to take any action which it determines to be contrary to law. In no event shall the Administrative Agent be required to take any action which could expose the Administrative Agent to liability unless all of the Lenders shall require the Administrative Agent to take such action and indemnify the Administrative Agent to the Administrative Agent's satisfaction in connection with same. Each Lender agrees that it shall promptly notify the Administrative Agent in writing after it first has actual knowledge of any Default or Event of Default. The Administrative Agent shall give a copy of any such notice received by the Administrative Agent to the other Lenders if such notice pertains to a decision by the Lenders pursuant to paragraph (i) or (j).

                  (i) Upon the Administrative Agent's receipt of a notice of default (as defined in subparagraph (h) above), the Administrative Agent shall consult with the Lenders to determine a course of action which is acceptable to the Required Lenders. Subject to Section 9.02 hereof, the Administrative Agent shall pursue any such course of action approved by the Required Lenders in respect of any Default or Event of Default, including, without limitation, acceleration of the indebtedness, commencement of any suit to foreclose any security for the Loan and acquisition of title to the Mortgaged Property in connection with such foreclosure, or the defense, settlement or compromise of any claims for liens which are prior to the lien of the Mortgage.

                  (j) Subject to Section 9.02 hereof, the Administrative Agent agrees to take such action as the Required Lenders shall direct in connection with (i) the sale or other disposition of the Mortgaged Property or other security for the Loan, (ii) the operation, repair, preservation, improvement and management of the Mortgaged Property if the Administrative Agent or any nominee acting on behalf of the Administrative Agent and/or the Lenders acquires title to or possession of the Mortgaged Property in connection with the realization of the security for the Loan, and (iii) any disposition of the Mortgaged Property after an acquisition of title to or possession of the Mortgaged Property in connection with the realization of the security for the Loan. With respect to clause (i) above, if the Administrative Agent has not been directed by the Required Lenders within a reasonable time period as to what action to take at the sale of the Mortgaged Property, the Administrative Agent shall bid at such sale the aggregate amount of the then outstanding balance of the Loan, including principal, interest, costs, attorneys' fees and other unpaid amounts secured by the Mortgage. With respect to clause (ii) above, if the Administrative Agent is not directed by the Required Lenders within a reasonable time period, the Administrative Agent shall take such actions as are reasonable and necessary for responsible operation and management of the Mortgaged Property.

                  (k) If the Mortgaged Property is foreclosed upon pursuant to the direction of the Required Lenders, then after payment of all costs and expenses of foreclosure and collection, the Administrative Agent shall remit to each of the Lenders such Lender's percentage of all net proceeds received by the Administrative Agent as a consequence of such foreclosure proceeding. If the Administrative Agent or any nominee acting on behalf of the Administrative Agent and/or the Lenders acquires the Mortgaged Property through foreclosure, deed in lieu of foreclosure or otherwise, each of the Lenders shall have an undivided interest in the Mortgaged Property equal to such Lender's proportionate interest in the Loan, notwithstanding the fact that title may be taken in the name of the Administrative Agent alone.

                  (l) None of the Co-Agents shall have any duties or responsibilities hereunder in its capacity as such.

                                   ARTICLE IX

                                  Miscellaneous

                  SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Borrower, to it at c/o Vornado Realty, L.P., Park 80 West, Plaza II, Saddle Brook, New Jersey 07633, Attention of Chief Financial Officer (Telecopy No. (201) 587-0600), with a copy to Proskauer Rose LLP, 1585 Broadway, New York, New York 10036-8299, Attention of Lawrence J. Lipson, Esq. (Telecopy No. 212-969-2900);

                  (b) if to the Administrative Agent, to The Chase Manhattan Bank, 380 Madison Avenue, New York, New York 10017, Attention of Fran Nuchims, Vice President (Telecopy No. (212) 622-3395), with a copy to The Chase Manhattan Bank, Legal Department, 270 Park Avenue, 39th Floor, New York, New York 10017, Attention of Real Estate Counsel (Telecopy No. (212) 270-2934) and with a copy to Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, Attention of John Forelle, Esq. (Telecopy No. (212) 455-2502); and

                  (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or of any of the other Transaction Documents or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                  (b) Neither this Agreement nor any of the other Transaction Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) increase the aggregate Commitments of the Lenders in excess of the total amount set forth on Schedule 2.01 without the written consent of each Lender, (iii) reduce the principal amount of the Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of the Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (v) change Section 2.10(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) except as contemplated by the terms of the Transaction Documents, release any collateral or any guaranty without the written consent of each Lender, or (vii) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, without the prior written consent of the Administrative Agent, as the case may be.

                  SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent based on time actually spent at rates then billed (whether in-house staff or retained firms, but without duplication), in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent based on time actually spent at rates then billed (whether in-house staff or retained firms, but without duplication) or any Lender, in connection with the review, preparation or negotiation of any consents or approvals of Administrative Agent or Lenders hereunder or of Leases or non-disturbance agreements or the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section, or in connection with the Loan made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) the cost to the Administrative Agent of any reappraisals of the Mortgaged Property to the extent required pursuant to the Financial Institutions Reform and Enforcement Act of 1989.

                  (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery by Borrower or Guarantor of this Agreement, the other Transaction Documents or any other agreement or instrument contemplated hereby, the performance by Borrower or Guarantor of their respective obligations hereunder or thereunder or the consummation of the Transaction or any other transactions contemplated hereby, (ii) the use of the proceeds of the Loan, (iii) any actual or alleged presence or release of Hazardous Materials on or from the Mortgaged Property or any Environmental Liability related in any way to the Borrower in respect of the Mortgaged Property, (iv) any and all lawful action that may be taken by the Administrative Agent in connection with the enforcement of the provisions of this Agreement or any other Transaction Document, whether or not suit is filed in connection with the same, or in connection with the Borrower or Guarantor becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding, (v) the past, current and/or future sale or offering for sale of membership interests in the Borrower, including, without limitation, liabilities under any applicable securities or blue sky laws, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee. The obligations of the Borrower under clause (iii) of this paragraph (b) shall, notwithstanding any exculpatory or other provisions of any nature whatsoever set forth in the Transaction Documents, constitute the personal recourse undertakings, obligations and liabilities of the Borrower, but not its members, partners, officers, directors or shareholders.

                  (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, under paragraph (a) or
(b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

                  (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transaction, the Loan or the use of the proceeds thereof.

                  (e) The Borrower covenants and agrees that no brokerage commission or other fee, commission or compensation is to be paid by the Lenders or the Administrative Agent and the Borrower agrees to indemnify the Lenders and the Administrative Agent against any claims for any of the same. The Lenders represent that they have not dealt with any brokers in connection with the Transaction.

                  (f) The Borrower and the Guarantor agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) any distribution, loan or payment being made by the Borrower to the Guarantor or any other Person in violation of the covenants set forth in this Agreement, to the extent of such distribution or (ii) any wrongful misappropriation or diversion of any portion of the Mortgaged Property (including, without limitation, Rents, insurance proceeds or condemnation awards), to the extent of such wrongful misappropriation. The obligations of the Borrower and the Guarantor under this paragraph (f) shall, notwithstanding any exculpatory or other provisions of any nature whatsoever set forth in the Transaction Documents, constitute the personal recourse undertakings, obligations and liabilities of the Borrower and the Guarantor.

                  (g) All amounts due under this Section shall be payable promptly after written demand therefor and, until reimbursed by the Borrower and, in the case of paragraph (f), the Guarantor, pursuant hereto, shall be deemed additional principal of the Loan and shall bear interest at the Default Rate.

                  SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the portion of the Loan at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower or the Administrative Agent otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.07, 2.08, 2.09 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                  (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

                  (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the portion of the Loan owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07, 2.08 and 2.09 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

                  (f) A Participant shall not be entitled to receive any greater payment under Section 2.07 or 2.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.09 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.09(e) as though it were a Lender.

                  (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

                  SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and the other Transaction Documents, including without limitation, in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on the Loan or any fee or any other amount payable under this Agreement or any other Transaction Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.07, 2.08, 2.09 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transaction, the repayment of the Loan, the expiration or termination of the Commitments, the termination of this Agreement or any provision hereof or the foreclosure of the Mortgage, sale of the Mortgaged Property pursuant to the provisions of the Mortgage or acceptance by the Administrative Agent, its nominee or affiliate, of a deed or assignment in lieu of foreclosure; provided, however, that the provisions of Sections 2.09 and 9.03(a) shall only survive and remain in full force and effect until the date which is 120 days after repayment of the Loan.

                  SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and the Loan shall have been funded pursuant to the terms of this Agreement, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding tenant security deposits) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                  SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Transaction Documents shall be construed in accordance with and governed by the law of the State of New York.

                  (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

                  (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably agrees that service of process may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.01 or at such other address of which the Administrative Agent shall have been notified pursuant thereto. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                  SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the

Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information, other than property information, received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                  SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding a portion of the Loan in accordance with applicable law, the rate of interest payable in respect of the Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                  SECTION 9.14. Relationship; Reasonableness. (a) The relationship of the Lenders and the Administrative Agent to the Borrower hereunder and under any other Transaction Document or otherwise with respect to the Loan and the Transaction is strictly and solely that of lender and borrower and mortgagor and mortgagee and, if applicable, swap counterparties, and nothing contained in this Agreement, the Transaction Documents or any other document or instrument now or hereafter executed and delivered in connection therewith or otherwise in connection with the Loan secured hereby is intended to create, or shall in any event or under any circumstance be construed as creating, a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Lenders and the Administrative Agent to the Borrower other than as lender and borrower and mortgagor and mortgagee and, if applicable, swap counterparties.

                  (b) If at any time the Borrower believes that the Lenders or the Administrative Agent has not acted reasonably in granting or withholding any approval or consent under this Agreement or any other Transaction Documents or otherwise with respect to the Loan, as to which approval or consent either the Lenders or the Administrative Agent has expressly agreed to act reasonably, or absent such agreement, a court of law having jurisdiction over the subject matter would require the Administrative Agent to act reasonably, then the Borrower's sole remedy shall be to seek injunctive relief or specific performance and no action for monetary damages or punitive damages shall in any event or under any circumstance be maintained by the Borrower against the Lenders or the Administrative Agent.

                  (c) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, neither the Administrative Agent nor any Lender shall have any obligation to grant their consent or approval to any matter, where such consent or approval may otherwise be required not to be unreasonably withheld, at any time an Event of Default or a material Default shall have occurred and be continuing.

                  (d) Notwithstanding anything to the contrary herein, there shall not be any restriction hereunder as to the Persons to which all or any portion of the Loan may be participated or assigned or as to the amount of any portion of the Loan which may be participated or assigned, at any time an Event of Default or a material Default shall have occurred and be continuing.

                  (e) Any rights of the Borrower hereunder or under any other Transaction Document to grant its approval or consent to any matter shall be of no force or effect at any time a Default shall have occurred and be continuing.

                  SECTION 9.15. Conflicts and Inconsistencies. In the event of any conflict or inconsistency between the respective terms, provisions, covenants and conditions set forth in the Transaction Documents, such terms, provisions, covenants and conditions shall be construed to supplement and complement each other, and Borrower shall be bound by the more stringent or expansive terms, provisions, covenants and conditions.

                  SECTION 9.16. Exculpation. There shall be no limitation on the Borrower's personal liability under the Loan to the extent of $105,000,000, which portion of the Loan shall be fully recourse against the assets of the Borrower (the "Recourse Liability"); provided however, such Recourse Liability shall not be recourse to the assets of the members of the Borrower, and provided further that such Recourse Liability shall be reduced to the extent (i) one or more guaranties of payment of a portion of the Loan from individuals or entities which are direct or indirect members of the Borrower have been received by the Lenders and remain in full force and effect, and (ii) the amount of any reduction in the outstanding principal balance of the Loan. The Lenders agree to accept any such guaranties that are so delivered. Except for the Recourse Liability and any guaranties thereof, and except as provided below in this Section, the liability and obligation of the Borrower for the performance of the obligations contained in the Transaction Documents and the payment of the Note and any other fee, charge or other amount which may become due in accordance with the provisions of the Note, this Agreement and the other Transaction Documents shall not be enforced by any action or proceeding wherein damages or any money judgment or any deficiency judgment or any judgment establishing any personal obligation or liability shall be sought, collected or otherwise obtained against the Borrower or against any past, present or future member, partner, officer, director or shareholder of the Borrower, and each Lender and the Administrative Agent for itself and its successors and assigns irrevocably waives any and all right to sue for, seek or demand any such damages, money judgment, deficiency judgment or personal judgment against the Borrower or against any past, present or future member, partner, officer, director or shareholder of the Borrower under or by reason of or in connection with the Transaction Documents and agrees to look solely to the security and collateral held under or in connection with the Transaction Documents for the enforcement of such liability and obligation of the Borrower. Nothing contained in this Section 9.16 shall be construed (i) as preventing the Administrative Agent or any Lender from naming the Borrower or any past, present or future member, partner, officer, director or shareholder of the Borrower in any action or proceeding brought by the Administrative Agent or any Lender to enforce and to realize upon the security and collateral provided under or in connection with the Transaction Documents so long as no judgment, order, decree or other relief in the nature of a personal or deficiency judgment or otherwise establishing any personal obligation shall be asked for, taken, entered or enforced against the Borrower or against any past, present or future member, partner, officer, director or shareholder of the Borrower, in any such action or proceeding, except to the extent of the Recourse Liability as provided in the first sentence of this Section 9.16, (ii) as modifying, qualifying or affecting in any manner whatsoever the lien and security interests created by Mortgage and the other Transaction Documents or the enforcement thereof by the Administrative Agent or any Lender, (iii) as modifying, qualifying or affecting in any manner whatsoever the personal recourse undertakings, obligations and liabilities of any person, party or entity under any guaranty of payment, completion guaranty, other guaranty or indemnification agreement now or hereafter executed and delivered to the Administrative Agent in connection with the Transaction Documents or in connection with the Loan including, without limitation, the personal recourse obligations and liabilities of the Guarantor under the OP Guarantee or (iv) as modifying, qualifying or affecting in any manner whatsoever the personal recourse liability of the Borrower or any past, present or future member, partner, officer, director or shareholder of the Borrower or any other person, party or entity for fraud, misappropriation of assets of Borrower or willful misrepresentation or any undertaking, obligation or liability under any Transaction Document which is specifically set forth therein as a personal recourse undertaking, liability or obligation of such Person (including, without limitation, the obligations of the Borrower under Section 9.03(b)(iii) and the Borrower and the Guarantor under Section 9.03(f)).

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                   ONE PENN PLAZA, LLC,

                                   By: Vornado Realty L.P.,
                                        sole member

                                       By: Vornado Realty Trust,
                                            sole general partner

                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                   THE CHASE MANHATTAN BANK, as
                                   Administrative Agent, Arranger and Lender

                                    By: /s/
                                        ----------------------------------------
                                        Name:
                                        Title:


                                   BANK AUSTRIA AKTIENGESELLSCHAFT, as
                                   Co-Agent and Lender

                                   By: /s/ Peter W. Wood
                                       -----------------------------------------
                                       Name: Peter W. Wood
                                       Title: Vice President

                                   By: /s/ Andre K.W. Dobrowsky
                                       -----------------------------------------
                                       Name: Andre K.W. Dobrowsky
                                       Title: Assistant Vice President
                                              BANK AUSTRIA, AG


                                   THE BANK OF NOVA SCOTIA, as Co-Agent
                                   and Lender

                                   By: /s/ Barbara J. Brown
                                       -----------------------------------------
                                       Name: Barbara J. Brown
                                       Title: Sr. Relationship Manager

                                   BAYERISCHE LANDESBANK, CAYMAN
                                   ISLANDS BRANCH, as Co-Agent and Lender

                                   By: /s/ Peter Obermann
                                       -----------------------------------------
                                       Name: Peter Obermann
                                       Title: Senior Vice President

                                   By: /s/ John Wain
                                       -----------------------------------------
                                       Name: John Wain
                                       Title: Vice President


                                   SOCIETE GENERALE, SOUTHWEST
                                   AGENCY, as Co-Agent and Lender

                                   By: /s/ S. J. Silver
                                       -----------------------------------------
                                       Name: S. J. Silver
                                       Title: Managing Director


                                   WESTDEUTSCHE IMMOBILIEN BANK, as Co-
                                   Agent and Lender

                                   By: /s/ Claus J. Cohausz
                                       -----------------------------------------
                                       Name: Claus J. Cohausz
                                       Title: Senior Vice President

                                   By: /s/ Andreas Morchat
                                       -----------------------------------------
                                       Name: Andreas Morchat
                                       Title: Vice President


                                   THE BANK OF NEW YORK, as Lender

                                   By: /s/  Maria D. Kastanis
                                       -----------------------------------------
                                       Name: Maria D. Kastanis
                                       Title: Vice President


                                   KBC BANK, N.V., as Lender

                                   By: /s/ Tod R. Angus
                                       -----------------------------------------
                                       Name: Tod R. Angus
                                       Title: Vice President

                                   By: /s/ Robert Snauffer
                                       -----------------------------------------
                                       Name: Robert Snauffer
                                       Title: Vice President

                                   LANDESBANK-HESSEN THURINGEN
                                   GIROZENTRALE, NEW YORK BRANCH, as
                                   Lender

                                   By: /s/ Robert W. Becker
                                       -----------------------------------------
                                       Name: Robert W. Becker
                                       Title: Vice President

                                   By: /s/ Michael A. Pierro
                                       -----------------------------------------
                                       Name: Michael A. Pierro
                                       Title: Assistant Vice President


                                   CHASE SECURITIES, INC., as Arranger

                                   By: /s/ James Rolison
                                       -----------------------------------------
                                       Vice President



                  The undersigned hereby executes this Agreement solely for the purpose of agreeing to be bound by the provisions of Section 9.03(f) hereof.


                                   VORNADO REALTY L.P.

                                     By: Vornado Realty Trust,
                                            sole general partner

                                         By: /s/ Irwin Goldberg
                                             -----------------------------------
                                             Name: Irwin Goldberg
                                             Title: Vice President